Exhibit (c)(3)

STRICTLY PRIVATE AND CONFIDENTIAL MARCH 3 , 2013 PROJECT FALCON PRESENTATION TO THE SPECIAL COMMITTEE

STRICTLY PRIVATE AND CONFIDENTIAL CONFIDENTIAL THIS PRESENTATION WAS COMPILED AND PREPARED BY OPPENHEIMER & CO. INC. (“OPPENHEIMER”) FOR THE USE BY THE SPECIAL COMMITTEE OF FALCON IN CONNECTION WITH THE GOING PRIVATE TRANSACTION OF THE COMPANY PROPOSED BY MR. YOU-BIN LENG, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, AND MSPEA IMF HOLDINGS LIMITED (“THE TRANSACTION”) AND DOES NOT CONSTITUTE ANY RECOMMENDATION BY OPPENHEIMER TO ANY PERSON IN RESPECT OF THE TRANSACTION. THIS PRESENTATION WAS NOT COMPILED OR PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE UNDER STATE OR FEDERAL SECURITIES LAWS OR OTHERWISE, MAY NOT BE USED FOR ANY OTHER PURPOSE OR RELIED UPON BY ANY THIRD PARTY AND MAY NOT BE SHARED WITHOUT THE EXPRESS PRIOR AUTHORIZATION OF OPPENHEIMER, EXCEPT THAT THIS PRESENTATION MAY BE INCLUDED IN ITS ENTIRETY IN THE TRANSACTION STATEMENT ON SCHEDULE 13E-3 RELATING TO THE TRANSACTION TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ALL INFORMATION UTILIZED IN PREPARING THIS PRESENTATION WAS OBTAINED FROM THE COMPANY OR PUBLIC SOURCES AND WAS RELIED UPON BY OPPENHEIMER WITHOUT (AND WITHOUT ASSUMING RESPONSIBILITY FOR) INDEPENDENT VERIFICATION AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. ANY ESTIMATES AND PROJECTIONS FOR THE COMPANY CONTAINED HEREIN HAVE BEEN SUPPLIED BY THE MANAGEMENT OF THE COMPANY, AND INVOLVE NUMEROUS AND SIGNIFICANT SUBJECTIVE DETERMINATIONS. WE HAVE RELIED UPON THE ASSURANCE BY FALCON MANAGEMENT, WITHOUT INDEPENDENT INVESTIGATION OR VERIFICATION, THAT SUCH ESTIMATES AND PROJECTIONS WERE REASONABLY PREPARED BY FALCON MANAGEMENT BASED ON THE BEST AVAILABLE INFORMATION, ESTIMATES AND JUDGMENTS OF FALCON MANAGEMENT AS TO THE FUTURE FINANCIAL CONDITION AND OPERATING RESULTS OF FALCON. THERE IS NO ASSURANCE THAT SUCH ESTIMATES AND PROJECTIONS WILL BE REALIZED. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND NOTHING CONTAINED HEREIN IS, OR SHALL BE RELIED UPON AS, A REPRESENTATION OR WARRANTY, WHETHER AS TO THE PAST, THE PRESENT OR THE FUTURE. THIS PRESENTATION WAS NOT PREPARED FOR USE BY READERS NOT AS FAMILIAR WITH THE BUSINESS AND AFFAIRS OF THE COMPANY AS THE SPECIAL COMMITTEE OF THE COMPANY AND, ACCORDINGLY, NEITHER OPPENHEIMER NOR ITS LEGAL OR FINANCIAL ADVISORS OR ACCOUNTANTS SHALL TAKE ANY RESPONSIBILITY FOR THIS PRESENTATION IF USED BY PERSONS OTHER THAN THE SPECIAL COMMITTEE OF THE COMPANY. OPPENHEIMER ASSUMES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THIS PRESENTATION. THIS PRESENTATION DOES NOT CONSTITUTE LEGAL, REGULATORY, ACCOUNTING OR TAX ADVICE AND OPPENHEIMER IS NOT AN ADVISOR AS TO ANY OF SUCH MATTERS. 1

STRICTLY PRIVATE AND CONFIDENTIAL Table of Contents 1 Transaction Overview 2 Historical Stock Trading Overview 3 Financial Analysis 4 Appendix 2

STRICTLY PRIVATE AND CONFIDENTIAL 1 Transaction Overview 3

STRICTLY PRIVATE AND CONFIDENTIAL Transaction Overview Background of the Proposed Transaction > On October 3, 2012, Mr. You-Bin Leng, chairman and CEO of Falcon (or the “Company”), and MSPEA IMF Holding Limited (“MSPEA” or the “Sponsor”), an entity controlled by the private equity arm of Morgan Stanley, submitted to the Company’s Board of Directors a written non-binding proposal to acquire all of the outstanding shares (the “Shares”) of the Company not currently owned by the Mr. Leng and Morgan Stanley (the “Transaction”). • Proposed consideration of $7.40 per Share in cash • Mr. Leng and Morgan Stanley together owned approximately 42% of the Company’s Shares • Mr. Leng and MSPEA intend to finance the transactions with a combination of debt and equity capital - Wing Lung Bank Limited submitted a letter to the Mr. Leng and MSPEA stating that it is highly confident of its ability to provide a $50.0 million loan facility - Equity financing will be provided by Mr. Leng in the form of Shares he currently holds and by MSPEA in the form of cash - Mr. Leng and MSPEA entered into an agreement to form an acquisition vehicle to acquire the Company • Mr. Leng stated he does not intend to sell his stake in the Company to a third party > On November 7, 2012, the Company announced the formation of a special committee of three independent directors (the “Special Committee”) to consider Mr. Leng’s proposal • The Special Committee retained Oppenheimer & Co. Inc. (“Oppenheimer”) as its financial advisor and O’Melveny & Myers LLP as its international legal counsel > The Special Committee did not ask Oppenheimer to conduct a pre-signing market check, but has negotiated a 30 day post-signing “go-shop” period 4

STRICTLY PRIVATE AND CONFIDENTIAL Transaction Overview Overview of Selected Transaction Terms Selected Transaction Terms Structure > Reverse triangular merger where a Utah incorporated merger subsidiary, indirectly owned by the buyer consortium, merges with and into Falcon, with Falcon as the surviving entity Merger Consideration > $7.40 cash per Share other than Shares beneficially owned by Mr. Leng, Mr. Sheng-Hui Liu, Mr. Hua Liu (collectively, the “Rollover Holders”) and MSPEA Financing > Wing Lung Bank Limited and Cathay United Bank will enter into an agreement to provide a term loan > Mr. Leng and the Sponsor will enter into equity commitment letters to finance the remainder of the merger consideration > The Rollover Holders and the Sponsor will enter into an agreement to contribute their Shares Go-Shop Provision > Period of 30 days after the signing of Agreement and Plan of Merger > Falcon may continue to negotiate past the go-shop period with any party that submits a superior proposal during the go-shop period (“Excluded Party”) > The Company must disclose to the buyer consortium (i) any proposal, (ii) any request for non-public information, (iii) any request for discussions or negotiations, and (iv) the party involved > The buyer consortium has two business days following a written notice of a superior proposal to negotiate adjustments to the terms and conditions of the Transaction so that any such superior proposal ceases to constitute a superior proposal > No shop subject to fiduciary out following 30 day go-shop period, with respect to non-Excluded Parties Certain Closing Conditions > No Falcon material adverse effect > Approval by majority of the minority of Falcon shareholders > Other customary conditions Specific Performance > Each party is entitled to seek specific performance Termination > $1.5 million Company termination fee in event of termination due to an entry into an alternative transaction with an Excluded Party > $2.2 million Company termination fee in event of termination due to (i) a breach by Company, (ii) entry into an agreement with another party that is not an Excluded Party, or (iii) a change in recommendation of the Board of Directors > $3.65 million Parent termination fee in the event of termination due to (i) a breach by the buyer consortium, or (ii) a failure to close within three business days after satisfaction of closing conditions Source: Draft Agreement and Plan of Merger dated February 28, 2013 and other related draft agreements. 5

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Transaction Overview

Implied Transaction Statistics

($ in millions, except per share values)

	Closing Share Price	Pre-Announcement (10/2/12)	Current (3/1/13)	Merger Consideration
Price per Share		$6.10	$7.01	$7.40
Premium / (Discount) to:				
Closing Share Price (3/1/13)	$7.01	*(13.0%)*	–	*5.6%*
1-Day Prior to Announcement	6.10	–	*14.9%*	*21.3%*
52-Week High	9.30	*(34.4%)*	*(24.6%)*	*(20.4%)*
52-Week Low	2.90	*110.3%*	*141.7%*	*155.2%*
Fully Diluted Shares Outstanding (1)		19.8	19.8	19.8
Equity Value		**$120.7**	**$138.7**	**$146.4**
Plus: Estimated Debt @ 12/31/12 (2)		68.5	68.5	68.5
Less: Estimated Cash @ 12/31/12 (2)		(38.8)	(38.8)	(38.8)
Less: NPV of Government Subsidies		(28.5)	(28.5)	(28.5)
Implied Enterprise Value (3)		**$122.0**	**$140.0**	**$147.7**
NPV Per Share of Government Subsidies		1.44	1.44	1.44
Adjusted Share Price (3)		**$4.66**	**$5.57**	**$5.96**
Rollover Shares % (4)				*42%*
Acquired % (4)				*58%*
Cash Consideration				$85.2

	Financial Statistic (2)	Implied Multiples		
Enterprise Value / EBITDA				
2012E EBITDA	$22.2	5.5x	6.3x	6.7x
2013E EBITDA	21.0	5.8	6.7	7.0
2014E EBITDA	21.8	5.6	6.4	6.8
Adjusted Price / Adjusted EPS (5)				
2012E EPS	$0.17	26.9x	32.2x	34.4x
2013E EPS	0.25	18.4	22.0	23.6
2014E EPS	0.39	12.1	14.5	15.5

(1) Based on 19.8 million Shares and 1.1 million out-of-the-money options outstanding, per draft Agreement and Plan of Merger dated February 28, 2013.
(2) Financial figures per Company management as of March 2, 2013.
(3) Enterprise value and adjusted share price exclude impact of government subsidies.
(4) Rollover Shares defined as those beneficially owned by Rollover Holders and the Sponsor, consisting of approximately 42% of the Company's equity, per draft Agreement and Plan of Merger and Contribution Agreement dated February 28, 2013.
(5) Adjusted EPS excludes impact of government subsidies

6

STRICTLY PRIVATE AND CONFIDENTIAL 2 Historical Stock Trading Overview 7

STRICTLY PRIVATE AND CONFIDENTIAL Historical Stock Trading Overview One-Year Historical Price / Volume 10.00 3,500 Falcon Reports First Quarter 2012 Financial Falcon Announces Results Receipt of “Going 9.00 Private” Proposal at Per Policy, Falcon 3,000 $7.40 Per Share Does Not Respond to Unusual Market 8.00 Trading Activity or Falcon Reports Third Falcon Reports Second Rumors After NYSE Quarter 2012 Financial Quarter 2012 Financial 2,500 Request Results Results 7.00 2,000 6.00 Share Price Falcon Reports Fourth Quarter 1,500 and Full Year Volume (Thousands) 5.00 2011 Financial Results 1,000 Falcon Introduces Product Inquiry 4.00 System and New Super Premium Infant Formula “Super Feifan” 500 3.00 2.00 0 02/12 05/12 08/12 11/12 03/13 Falcon Volume Source: FactSet, as of March 1, 2013. 8

STRICTLY PRIVATE AND CONFIDENTIAL Historical Stock Trading Overview One Year Historical Trading Histograms Trailing 3 Months Volume Traded Trailing 6 Months Volume Traded 80% 80% Avg. Daily Vol 65,833 Avg. Daily Vol 78,994 70% Avg. Trading Price $6.79 70% Avg. Trading Price $6.54 60% 60% 48.9% 50% 50% 40% Volume Volume 40% 30% 27.3% 29.3% 28.7% 30% 24.9% 20% 13.6% 20% 10.2% 17.1% 10% 10% 0% $6.50 - 6.63 $6.63 - 6.77 $6.77 - 6.90 $6.90 - 7.04 + $5.52 - 5.90 $5.90 - 6.28 $6.28 - 6.66 $6.66 - 7.04 + Trailing 9 Months Volume Traded Trailing 1 Year Volume Traded 80% 80% Avg. Daily Vol 105,838 Avg. Daily Vol 169,008 70% Avg. Trading Price $6.41 70% Avg. Trading Price $5.89 60% 56.8% 60% 50% 50% 45.2% 40% 40% Volume Volume 34.7% 30% 30% 23.1% 20% 20% 11.7% 12.7% 10% 8.4% 10% 7.4% 0% 0% $4.42 - 5.10 $5.10 - 5.79 $5.79 - 6.47 $6.47 - 7.15 + $3.01 - 4.44 $4.44 - 5.88 $5.88 - 7.31 $7.31 - 8.74 + Source: FactSet, as of March 1, 2013. Based on daily volume traded and average daily high-low prices. 9

STRICTLY PRIVATE AND CONFIDENTIAL Historical Stock Trading Overview Historical Stock Performance vs. Selected Companies since IPO 140 120 100 80 60 40 20 0 Nov-10 Dec-10 Jan-11 Feb-11 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 Mar-12 Apr-12 May-12 Jun-12 Jul-12 Aug-12 Sep-12 Oct-12 Nov-12 Dec-12 Jan-13 Feb-13 Falcon Selected Companies Source: FactSet, as of March 1, 2013. (1) Selected companies include Biostime International Holdings Limited, Mead Johnson Nutrition Company, Megmilk Snow Brand Co., Ltd., Morinaga Milk Industry Co., Ltd., Synutra International Inc. and Yashili International Holdings Limited. 10

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Historical Stock Trading Overview

Ownership Analysis

Institutional Ownership

Institutional Holders	Shares	Percent
Hamon Asset Management Limited	896,849	4.5%
Sequoia Capital	747,950	3.8%
GMT Capital Corp.	745,300	3.8%
EJF Capital LLC	237,549	1.2%
Pine River Capital Management L.P.	228,588	1.2%
Renaissance Technologies Corp.	167,700	0.8%
Invesco Ltd.	117,895	0.6%
California Public Employees' Retirement System	99,700	0.5%
Morgan Stanley (MSPEA)	87,972	0.4%
Citadel LLC	57,801	0.3%
Other Institutional Holders	370,895	1.9%
Total Institutional Ownership	**3,758,199**	**19.0%**

Insider Ownership

Insiders	Shares	Percent
You-Bin Leng	7,866,135	39.8%
Alexander Christy Jr.	356,184	1.8%
Sheng-Hui Liu	261,207	1.3%
Hua Liu	51,783	0.3%
Kirk Gordon Downing Esq.	21,333	0.1%
Weiqiu Dong	12,220	0.1%
Total Insiders Ownership	**8,568,862**	**43.3%**

Ownership Summary

Ownership	Shares	Percent
Total Institutional Ownership	3,758,199	19.0%
Total Insider Ownership	8,568,862	43.3%
Retail	7,457,230	37.7%
Shares Outstanding	**19,784,291**	**100.0%**


Mr. You-Bin Leng, Mr. Sheng-Hui Liu, Mr. Hua Liu and MSPEA 41.8%
Retail 37.7%
Institutional Holders (other than MSPEA) 18.6%
Other Insiders 2.0%

Source: S&P Capital IQ, draft Agreement and Plan of Merger dated February 28, 2013, draft Contribution Agreement dated February 28, 2013 and public filings.

11

STRICTLY PRIVATE AND CONFIDENTIAL 3 Financial Analysis 12

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Financial Analysis

Falcon Financial Projections

($ in millions, except per share values)

	2010	2011 [1]	LTM 9/30/12	2012E [2]	2013E	2014E	2015E	2016E	2017E
Revenue	**$256.6**	**$292.9**	**$279.4**	**$272.8**	**$290.4**	**$307.5**	**$326.6**	**$346.7**	**$366.3**
% Growth	-	***14.2%***	-	***(6.9%)***	***6.4%***	***5.9%***	***6.2%***	***6.2%***	***5.6%***
Cost of Goods Sold	$153.3	$176.1	$138.3	$122.4	$131.3	$138.4	$147.3	$157.0	$165.9
% of Revenue	*59.7%*	*60.1%*	*49.5%*	*44.9%*	*45.2%*	*45.0%*	*45.1%*	*45.3%*	*45.3%*
Gross Profit	**$103.4**	**$116.8**	**$141.1**	**$150.4**	**$159.1**	**$169.2**	**$179.3**	**$189.8**	**$200.4**
% Margin	***40.3%***	***39.9%***	***50.5%***	***55.1%***	***54.8%***	***55.0%***	***54.9%***	***54.7%***	***54.7%***
Sales & Marketing Expenses	$99.3	$79.0	$95.8	$106.2	$114.6	$122.4	$130.4	$139.0	$147.5
% of Revenue	*38.7%*	*27.0%*	*34.3%*	*38.9%*	*39.5%*	*39.8%*	*39.9%*	*40.1%*	*40.3%*
General & Administrative Expenses	$19.1	$23.1	$22.7	$22.0	$23.5	$25.0	$26.6	$28.3	$29.9
% of Revenue	*7.4%*	*7.9%*	*8.1%*	*8.1%*	*8.1%*	*8.1%*	*8.1%*	*8.2%*	*8.2%*
Other Operating Expenses / (Income)	($2.0)	($2.3)	($0.3)	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
% of Revenue	*(0.8%)*	*(0.8%)*	*(0.1%)*	-	-	-	-	-	-
EBITDA	**($13.0)**	**$17.0**	**$24.8**	**$22.2**	**$21.0**	**$21.8**	**$22.2**	**$22.5**	**$23.0**
% Margin	***(5.1%)***	***5.8%***	***8.9%***	***8.1%***	***7.2%***	***7.1%***	***6.8%***	***6.5%***	***6.3%***
Depreciation & Amortization	$6.3	$7.4	$8.4	$8.3	$8.0	$8.4	$8.8	$9.0	$9.1
% of Revenue	*2.4%*	*2.5%*	*3.0%*	*3.0%*	*2.8%*	*2.7%*	*2.7%*	*2.6%*	*2.5%*
EBIT	($19.3)	$9.6	$16.5	$13.9	$12.9	$13.4	$13.5	$13.5	$13.8
% Margin	*(7.5%)*	*3.3%*	*5.9%*	*5.1%*	*4.5%*	*4.4%*	*4.1%*	*3.9%*	*3.8%*
Government Subsidies	$21.7	$9.2	$9.9	$9.8	$9.5	$6.1	$6.4	$6.3	$6.7
% of Revenue	*8.5%*	*3.1%*	*3.5%*	*3.6%*	*3.3%*	*2.0%*	*2.0%*	*1.8%*	*1.8%*
EPS	$0.00	$0.23	$0.47	$0.67	$0.73	$0.69	$0.75	$0.77	$0.81
% Growth	-	*NM*	*104.4%*	*42.6%*	*9.5%*	*(5.5%)*	*7.9%*	*2.5%*	*4.9%*
Adjusted EPS [3]	**($1.08)**	**($0.23)**	**($0.03)**	**$0.17**	**$0.25**	**$0.39**	**$0.42**	**$0.45**	**$0.47**
% Growth	-	-	-	-	***46.1%***	***52.3%***	***9.3%***	***5.7%***	***4.5%***
Capital Expenditures	$34.5	$14.5	$15.4	$7.2	$15.0	$15.0	$8.7	$2.0	$2.0
% of Revenue	*13.4%*	*5.0%*	*5.5%*	*2.7%*	*5.2%*	*4.9%*	*2.7%*	*0.6%*	*0.5%*
Net Working Capital	$48.6	$41.8	$44.4	$15.4	$21.3	$27.6	$34.2	$41.4	$50.6
% of Revenue	*18.9%*	*14.3%*	*15.9%*	*5.7%*	*7.3%*	*9.0%*	*10.5%*	*11.9%*	*13.8%*

Source: Per Company management as of March 2, 2013.

(1) Historical financials exclude income from one-time events and discontinued operations.

(2) 2012 net income does not include $3.7 million of income from disposal of Langfang asset and one-time tax credit adjustment in 3Q12 of $4.4 million.

(3) Adjusted EPS excludes impact of government subsidies.

13

STRICTLY PRIVATE AND CONFIDENTIAL Financial Analysis Financial Analysis Summary ($ per share value) Per Share Reference Range Per Share $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 Selected Companies $5.64 $7.44 Analysis Selected Precedent $6.33 $8.66 Transactions Analysis Discounted Cash Flow Analysis $4.61 $6.48 Premiums Paid $6.88 $8.45 For Analysis Informational Purposes Only 52-Week Trading $2.90 $9.30 Range Closing Price Pre-Announcement (10/2/12): $6.10 per Share Merger Consideration: $7.40 per Share Closing Price (3/1/13): $7.01 per Share 14

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Financial Analysis

Financial Analysis Details

($ in millions, except per share values)

Selected Companies Analysis

	Financial Statistic [1]	Multiple Range [2] Low	Multiple Range [2] High	Enterprise Value [3] Low	Enterprise Value [3] High	Equity Value [4][5] Low	Equity Value [4][5] High	Per Share Value [4][6] Low	Per Share Value [4][6] High
CY2012E EBITDA	$22.2	7.4x	10.0x	$164.0	$221.9	$162.0	$221.4	$8.19	$11.04
CY2013E EBITDA	21.0	6.1	8.2	127.3	172.2	125.3	171.7	6.33	8.66
CY2014E EBITDA	21.8	4.5	6.1	97.9	132.5	95.9	132.0	4.85	6.67
						Adj. Per Share Val. [3] Low	Adj. Per Share Val. [3] High	Per Share Value [4] Low	Per Share Value [4] High
CY2012E Adj. EPS	$0.17	13.8x	18.7x			$2.39	$3.24	$3.79	$4.71
CY2013E Adj. EPS	0.25	12.6	17.1			3.19	4.32	4.59	5.80
CY2014E Adj. EPS	0.39	12.1	16.4			4.66	6.31	6.06	7.79
						Implied Reference Range		**$5.64**	**$7.44**

Selected Precedent Transactions Analysis

	Financial Statistic [1]	Multiple Range [2] Low	Multiple Range [2] High	Enterprise Value [3] Low	Enterprise Value [3] High	Equity Value [4][5] Low	Equity Value [4][5] High	Per Share Value [4][6] Low	Per Share Value [4][6] High
CY2012E EBITDA	$22.2	5.7x	7.8x	$127.2	$172.2	$125.2	$171.7	$6.33	$8.66
						Implied Reference Range		**$6.33**	**$8.66**

Discounted Cash Flow Analysis

	Discount Rate Low	Discount Rate High	Exit Multiple Low	Exit Multiple High	Equity Value [4][5] Low	Equity Value [4][5] High	Per Share Value [4][6] Low	Per Share Value [4][6] High
Assumptions	11.5%	13.5%	7.0x	9.0x	$91.2	$128.2	$4.61	$6.48
					Implied Reference Range		**$4.61**	**$6.48**

Premiums Paid Analysis

	Financial Statistic [7]	Premium Range [8] Low	Premium Range [8] High		Per Share Amount Low	Per Share Amount High
1-Day Prior	$6.10	12.6%	33.2%		$6.87	$8.13
7-Days Prior	5.70	15.9%	42.9%		6.60	8.14
30-Days Prior	6.06	18.1%	50.0%		7.16	9.09
				Implied Reference Range	**$6.88**	**$8.45**

(1) Financial figures per Company management as of March 2, 2013.
(2) Based on median multiples +/- 15.0%.
(3) Enterprise values and adjusted per share values exclude impact of government subsidies.
(4) Equity values and per share values include impact of government subsidies.
(5) Based on estimated net debt of $29.7 million at 12/31/12 and estimated present value range of government subsidies, per Company management as of March 2, 2013.
(6) Based on fully diluted shares outstanding calculated using the treasury stock method.
(7) Closing stock price for periods prior to 10/3/12, the announcement date of Mr. Leng and the Sponsor's proposal.
(8) Range represents minimum to maximum transaction premiums.

15

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Financial Analysis

Selected Companies Analysis

($ in millions, except per share values)

Company	Ticker	Price [1] 3/1/13	52 - Week High	52 - Week Low	Market Value [2]	Firm Value [3]	Firm Value / EBITDA CY12E	Firm Value / EBITDA CY13E	Firm Value / EBITDA CY14E	Price / EPS CY12E	Price / EPS CY13E	Price / EPS CY14E
Biostime International Holdings Limited	SEHK:1112	$4.36	$4.60	$1.83	$2,691	$2,441	16.5x	12.7x	10.3x	23.1x	18.0x	15.4x
Mead Johnson Nutrition Company	MJN	75.27	88.72	61.27	15,368	16,046	16.9	15.1	13.4	24.4	22.7	19.9
Megmilk Snow Brand Co., Ltd.	TSE:2270	15.62	17.14	13.55	1,105	1,694	5.1	5.1	4.7	9.2	9.8	9.5
Morinaga Milk Industry Co., Ltd.	TSE:2264	3.16	3.49	2.74	781	1,615	4.5	4.5	4.3	14.1	14.9	13.1
Synutra International Inc.	SYUT	4.52	6.48	3.80	261	478	NA	NA	NA	NM	NM	19.7
Yashili International Holdings Limited	SEHK:1230	0.37	0.40	0.15	1,340	910	8.7	7.1	5.3	16.3	13.8	12.1
Median					**$1,223**	**$1,655**	**8.7x**	**7.1x**	**5.3x**	**16.3x**	**14.9x**	**14.2x**
Falcon		$7.01	$9.30	$ 2.90	$139	$140	6.3x	6.7x	6.4x	32.2x	22.0x	14.5x

Source: Historical financials from company filings and S&P Capital IQ; 2012E-2014E financials from Bloomberg estimates.
(1) Stock price and Bloomberg estimates as of March 1, 2013.
(2) Market value based on fully diluted shares calculated using treasury stock method for options and warrants and as-converted method for in-the-money convertibles.
(3) Firm value equals market value plus debt and minority interest less cash.

16

STRICTLY PRIVATE AND CONFIDENTIAL Financial Analysis Selected Precedent Transactions Analysis ($ in millions) Implied TEV / Announced Target Acquiror TEV LTM EBITDA Dec-12 Morningstar Foods, LLC Saputo Cheese USA Inc. $1,450 9.4x Aug-12 Histon Sweet Spreads Limited Hain Frozen Foods UK Limited 316 5.2 Aug-12 Avid Health, Inc. Church & Dwight Co. Inc. 650 11.2 Aug-12 Sonton Food Industry Co. Ltd. Ishikawa Shoji K.K. 86 3.2 Jul-12 Premier Foods plc, Elephant Atta Business Westmill Foods Limited 53 5.3 Jun-12 Premier Foods plc, Vinegar and Sour Pickles Business Mizkan Group Corporation 64 6.6 Apr-12 Pfizer Nutrition Inc. Nestlé S.A. 11,850 19.8 Jan-12 Robert Wiseman Dairies plc Müller Dairy (UK) Ltd. 429 5.8 Dec-11 Premier Foods plc, Chivers, Gateaux, McDonnells and Erin Brands Boyne Valley Group Ltd. 54 4.4 Apr-11 Parmalat SpA Société pour le Financement de l’Industrie Laitière SAS 4,563 8.9 Feb-11 Wimm-Bill-Dann Foods OJSC Pepsi-Cola (Bermuda) Limited 6,691 22.3 Feb-11 Big Bear Group Ltd. Raisio plc 127 6.9 Median $372 6.7x Source: Press releases and company filings. 17

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Financial Analysis

Discounted Cash Flows Analysis [1]

($ in millions, except per share values)

Free Cash Flow Calculation

	Projected				
FYE 12/31	2013	2014	2015	2016	2017
Revenue	**$290.4**	**$307.5**	**$326.6**	**$346.7**	**$366.3**
% Growth	*6.4%*	*5.9%*	*6.2%*	*6.2%*	*5.6%*
EBITDA [2]	**$21.0**	**$21.8**	**$22.2**	**$22.5**	**$23.0**
% Margin	*7.2%*	*7.1%*	*6.8%*	*6.5%*	*6.3%*
Less: Depreciation & Amortization	(8.0)	(8.4)	(8.8)	(9.0)	(9.1)
Unlevered Pre-Tax Income	$12.9	$13.4	$13.5	$13.5	$13.8
Less: Cash Taxes @ 25.0%	(3.2)	(3.3)	(3.4)	(3.4)	(3.5)
Unlevered After-Tax Income	$9.7	$10.0	$10.1	$10.1	$10.4
Plus: Depreciation & Amortization	$8.0	$8.4	$8.8	$9.0	$9.1
Less: Capital Expenditures	(15.0)	(15.0)	(8.7)	(2.0)	(2.0)
Less: Change in Net Working Capital	(5.9)	(6.3)	(6.6)	(7.2)	(9.2)
Unlevered Free Cash Flow	**($3.1)**	**($2.9)**	**$3.5**	**$10.0**	**$8.3**

Price per Share Calculation

Exit Multiple	7.0x			8.0x			9.0x		
Discount Rate [3]	11.5%	12.5%	13.5%	11.5%	12.5%	13.5%	11.5%	12.5%	13.5%
Discounted Cash Flows 2013 - 2017	$8.7	$8.3	$7.9	$8.7	$8.3	$7.9	$8.7	$8.3	$7.9
Discounted Terminal Value (2017)	93.3	89.2	85.4	106.6	102.0	97.6	120.0	114.7	109.7
Enterprise Value [4]	**$102.0**	**$97.5**	**$93.2**	**$115.3**	**$110.2**	**$105.4**	**$128.7**	**$123.0**	**$117.6**
Less: Estimated Debt @ 12/31/12	($68.5)	($68.5)	($68.5)	($68.5)	($68.5)	($68.5)	($68.5)	($68.5)	($68.5)
Plus: Estimated Cash @ 12/31/12	38.8	38.8	38.8	38.8	38.8	38.8	38.8	38.8	38.8
Plus: NPV of Government Subsidies	29.2	28.5	27.7	29.2	28.5	27.7	29.2	28.5	27.7
Equity Value	**$101.5**	**$96.2**	**$91.2**	**$114.8**	**$109.0**	**$103.4**	**$128.2**	**$121.7**	**$115.6**
Fully Diluted Shares Outstanding	19.8	19.8	19.8	19.8	19.8	19.8	19.8	19.8	19.8
Price per Share	**$5.13**	**$4.86**	**$4.61**	**$5.80**	**$5.51**	**$5.23**	**$6.48**	**$6.15**	**$5.84**

(1) Projections provided by Company management as of March 2, 2013.
(2) EBITDA does not include impact of government subsidies.
(3) Discount rate range of 11.5% to 13.5% based on weighted average cost of capital analysis.
(4) Enterprise value excludes impact of government subsidies.

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STRICTLY PRIVATE AND CONFIDENTIAL Financial Analysis Net Present Value of Government Subsidies ($ in millions, except per share values) > The Company currently benefits from tax refund programs from the local governments of Kedong and Gannan, China > The current Kedong program began in 2009 and terminates at the end of 2013 • Management is currently in negotiations to renew the Kedong program and believes there is a high probability that the program will be renewed in some capacity through 2018 > The current Gannan program began in 2009 and terminates at the end of 2017 • Management does not believe that the Gannan program will be renewed upon termination Net Present Value of Government Subsidies Projected FYE 12/31 2013 2014 2015 2016 2017 2018 Government Subsidies $9.5 $6.1 $6.4 $6.3 $6.7 $6.2 % of Revenue 3.3% 2.0% 2.0% 1.8% 1.8% 1.6% Discount Rate (1) Discounted Cash Flows NPV Per Shr. 11.5% $8.5 $4.9 $4.6 $4.1 $3.9 $3.2 $29.2 $1.48 12.5% 8.4 4.8 4.5 4.0 3.7 3.1 28.5 $1.44 13.5% 8.3 4.7 4.4 3.8 3.5 2.9 27.7 $1.40 (1) Discount rate range of 11.5% to 13.5% based on weighted average cost of capital analysis. 19

STRICTLY PRIVATE AND CONFIDENTIAL Financial Analysis Premiums Paid Overview ($ per share value) > Premiums paid statistics include selected latest announced and completed U.S. listed Chinese companies “going private” transactions announced since October 2010 with: • Transaction consideration: all cash • 13 transactions total Premiums Prior to Announcement (%) 1 Day 1 Week 4 Weeks Average High 33.2% 42.9% 50.0% 42.0% Median 23.5% 25.7% 25.2% 24.8% Low 12.6% 15.9% 18.1% 15.5% Premium Paid Analysis Financial Premium Range Per Share Amount Statistic Low High Low High 1-Day Prior $6.10 12.6% 33.2% $6.87 $8.13 7-Days Prior $5.70 15.9% 42.9% $6.60 $8.14 30-Days Prior $6.06 18.1% 50.0% $7.16 $9.09 Implied Reference Range $6.88 $8.45 Source: S&P Capital IQ. 20

STRICTLY PRIVATE AND CONFIDENTIAL 4 Appendix 21

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Appendix

Weighted Average Cost of Capital (WACC) Analysis

($ in millions, except per share values)

Key Assumptions

Risk Free Rate [1]	2.8%	Marginal Tax Rate	25.0%
Market Risk Premium [2]	6.6%	Cost of Target Debt	8.0%
Equity Size Premium [3]	6.1%		

Selected Company	Levered Beta [4]	Mkt. Value of Equity [5]	Book Value of Debt	Book Val. Preferred	BV Debt / MV of Equity	BV Pref. / MV Equity	BV Debt Pref. / Mkt. Cap	Unlevered Beta [6]
Biostime International Holdings Limited	1.019	$2,691.2	$13.1	$0.0	0.5%	$0.0	0.5%	1.015
Mead Johnson Nutrition Company	0.748	15,367.6	1,710.2	0.0	11.1%	0.0	10.0%	0.690
Megmilk Snow Brand Co., Ltd.	0.695	1,105.1	781.9	0.0	70.8%	0.0	41.4%	0.454
Morinaga Milk Industry Co., Ltd.	0.721	781.3	1,031.3	0.0	132.0%	0.0	56.9%	0.362
Synutra International Inc.	1.143	260.8	258.4	0.0	99.1%	0.0	49.8%	0.656
Yashili International Holdings Limited	0.967	1,340.0	18.4	0.0	1.4%	0.0	1.4%	0.957
Industry Median	**0.858**	**$1,222.5**	**$520.1**	**$0.0**	**40.9%**	**$0.0**	**25.7%**	**0.673**

Cost of Equity Calculation [7]	
Unlevered Beta	0.673
Industry BV Debt/MV Equity	40.9%
Industry BV Preferred/MV Equity	0.0%
Levered Beta	0.880
Risk Free Rate	2.8%
Market Risk Premium	6.6%
Equity Size Premium	6.1%
Cost of Equity	**14.7%**

WACC Calculation [5]	
Industry BV Debt/MV Equity	40.9%
Industry BV Debt/Total Market Capitalization	25.7%
Industry MV Equity/Total Market Capitalization	74.3%
After-Tax Cost of Debt	6.0%
Cost of Equity	14.7%
WACC	**12.5%**

(1) Source: Bloomberg. 20-year interpolated U.S. Treasury bond yield, as of March 1, 2013.
(2) Source: Ibbotson Associates, SBBI 2012 Yearbook. Equal to historical "Long-horizon expected equity risk premium" of 6.62%.
(3) Source: Ibbotson Associates, SBBI 2012 Yearbook. Equity size premium equal to 6.10% for companies with market capitalizations between $1.0 million and $206.8 million.
(4) Source: Bloomberg. 2-year weekly adjusted beta as of March 1, 2013.
(5) Based on closing prices as of March 1, 2013.
(6) Unlevered beta calculated as levered beta / [1 + (BV Debt / MV of Equity) * (1 – Marginal Tax Rate)].
(7) Assumes industry median capital structure represents optimal capital structure.

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